Exhibit 10.3

EXECUTION COPY

AMENDMENT NO. 2

TO

SENIOR CONVERTIBLE NOTES

This Amendment No. 2 (this “Amendment”) is effective as of October 25, 2005 to each of the Senior Convertible Notes (collectively, the “Notes”) issued pursuant to that certain Securities Purchase Agreement dated as of March 31, 2004, by and among Internet Capital Group, Inc., a Delaware corporation (the “Company”), and the initial holders of the Notes. All capitalized terms used herein and not otherwise defined herein shall have the meaning attributed to them in the Notes.

RECITALS

WHEREAS, the Company and the holders of Notes representing a majority of the aggregate principal amount of the outstanding Notes (the “Requisite Holders”) desire to amend the Notes to permit Hedging Transactions (as defined below); and

WHEREAS, the Company and the Requisite Holders intend this Amendment to amend the Notes in accordance with the Notes.

NOW, THEREFORE, the Notes are hereby amended as follows:

ARTICLE I

Amendment

1.1. Section 27(bb) of the Notes shall be deleted in its entirety and replaced with the following:

““Permitted Liens” means (i) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally acceptable accounting principles in the United States applied on a consistent basis, (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent, (iv) deposits, pledges or liens (other than liens arising under ERISA) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or liens are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or delinquent, (v) restrictions on the use of real property and minor irregularities in the title thereto which do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use in the ordinary course of business, (vi) any minor imperfection of title or similar lien which individually or in the aggregate with other such liens would not reasonably be expected to have a Material Adverse Effect, (vii) any lien on publicly traded securities created in connection with a Hedging Transaction (as defined below) and (viii) any lien created in connection with the incurrence of Permitted Senior Indebtedness.”

1.2. Section 27(cc) of the Notes shall be deleted in its entirety and replaced with the following:

““Permitted Senior Indebtedness” means the Indebtedness of the Company and the Subsidiaries (i) in an amount not to exceed at any one time $10,000,000 in the aggregate, which Permitted Indebtedness is (A) set forth on Schedule 3(k) to the Securities Purchase Agreement, (B) incurred in connection with Purchase Money Indebtedness, (C) a bona fide capitalized lease obligation, (D) a guarantee of any Indebtedness set forth in the items referred to in the foregoing clauses (A)-(C), or (E) a letter of credit facility that replaces the facility provided by the Letter of Credit Agreement, dated as of September 30, 2002, by and between Comerica Bank-California, the Company, ICG Holdings, Inc. and Internet Capital Group Operations, Inc., as amended (the “Existing LC Facility”) regardless of whether such facility is entered into at the time the Existing LC Facility is terminated or subsequent to such termination; provided that such replacement facility shall be on terms and conditions substantially similar to those of the Existing LC Facility; provided, further, that the replacement facility will provide that the Company’s maximum indebtedness under the letter of credit line will not exceed $10,000,000 or (ii) incurred in connection with any commercial hedging transaction involving publicly traded securities held by the Company or its Subsidiaries (a “Hedging Transaction”).”

ARTICLE II

MISCELLANEOUS

2.1. Governing Law. This Amendment shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first above written.

INTERNET CAPITAL GROUP, INC.

By:	/s/ ANTHONY P. DOLANSKI
Name:	Anthony P. Dolanski
Title:	Chief Financial Officer